UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 5, 2017

TABULA RASA HEALTHCARE, INC.

(Exact Name of Registrant Specified in Charter)

Delaware	001-37888	46-5726437
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

228 Strawbridge Drive, Suite 100 Moorestown, New Jersey	08057
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (866) 648-2767

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01              Other Events.

On December 5, 2017, Tabula Rasa HealthCare, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with each of the stockholders of the Company named therein (the “Selling Stockholders”), and Piper Jaffray & Co. and Citigroup Global Markets Inc., acting as representatives of the several underwriters named therein (collectively, the “Underwriters”), in connection with the underwritten public offering (the “Offering”) of (i) 1,350,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) by the Company and (ii) 1,650,000 shares of Common Stock by the Selling Stockholders (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”). The price to the public is $27.50 per Share, and the Underwriters have agreed to purchase the Shares from the Company and the Selling Stockholders pursuant to the Underwriting Agreement at a price of $25.85 per Share. Pursuant to the Underwriting Agreement, certain of the Selling Stockholders granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of the Common Stock on the same terms. The net proceeds from the sale of the Company Shares, after deducting the Underwriters’ discount and other offering expenses payable by the Company, are expected to be approximately $34.6 million.  The Company will not receive any of the proceeds from the sale of the Selling Stockholder Shares by the Selling Stockholders (including any shares sold by the Selling Stockholders pursuant to the Underwriters’ option to purchase additional shares from the Selling Stockholders).

The Offering is being conducted pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-220965) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on October 23, 2017. A prospectus supplement, dated December 5, 2017, relating to the Offering has been filed with the SEC. The closing of the Offering is expected to occur on or about December 8, 2017, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company and the Selling Stockholders, as well as customary indemnification obligations of the Company, the Selling Stockholders and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

The Underwriting Agreement has been filed as an exhibit hereto. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this report and is incorporated herein by reference.

A copy of the legal opinion and consent of Morgan, Lewis & Bockius LLP, counsel to the Company, with respect to the legality of the issuance and sale of Shares in the Offering is filed as Exhibit 5.1 to this report.

Item 9.01              Financial Statements and Exhibits.

(d)               Exhibits

Exhibit No.	Description

1.1

Underwriting Agreement, dated December 5, 2017, by and among Tabula Rasa HealthCare, Inc., the Selling Stockholders named therein, and Piper Jaffray & Co. and Citigroup Global Markets Inc., acting as representatives of the several Underwriters named therein.

5.1	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TABULA RASA HEALTHCARE, INC.

Date: December 6, 2017	By:	/s/ Brian W. Adams
	Name:	Brian W. Adams
	Title:	Chief Financial Officer